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                                                                    Exhibit 10.3





                                     MASTER
                         CLINICAL DEVELOPMENT AGREEMENT


                                    between


                             AVANIR PHARMACEUTICALS
                              San Diego, CA 92121


                                      and


                               SCIREX CORPORATION
                               Horsham, PA 19044

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                     MASTER CLINICAL DEVELOPMENT AGREEMENT

     THIS AGREEMENT, made as of the date last signed below is by and between Avanir Pharmaceuticals, a company having its principal place of business at 11388 Sorrento Valley Road, Suite 200, San Diego, CA 92121 ("Avanir"), and SCIREX Corporation a corporation of the State of Delaware having its principal place of business at 755 Business Center Drive, Horsham, PA 19044 ("SCIREX").

                                  WITNESSETH:

     WHEREAS, Avanir is engaged in the development, manufacture, distribution and sale of pharmaceutical products and it currently considers from time to time the evaluation of new drug(s) ("Drug" or "Drugs" as the context requires); and

     WHEREAS, SCIREX is in the business of providing services for the development of experimental new drugs and marketed drugs; and

     WHEREAS, Avanir desires to contract with SCIREX from time to time, and SCIREX desires to be contracted by Avanir, for the purposes of providing such services to assist Avanir in the execution of clinical development projects ("Project" or "Projects" as the context requires) relating to Drugs as outlined in the project-specific exhibits to this Agreement ("Exhibit" or "Exhibits" as the context requires).

     NOW, THEREFORE, the parties hereby agree as follows:

                            1.  OBLIGATIONS OF SCIREX

     SCIREX hereby agrees to conduct the Projects in accordance with Avanir's instructions. The details, specifications and obligations of each Project will be included as an Exhibit. SCIREX will conduct the Projects in accordance with agreed upon protocols and as outlined in the Exhibits. Projects will be conducted in accordance with all applicable federal, state and local laws, statutes, ordinances and regulations.

                       2.   TRANSFER OF RESPONSIBILITIES

     For compliance under 21 CFR 312.52, Avanir must identify all responsibilities which will be transferred to SCIREX. Each Exhibit will contain a detailed description of transferred obligations. Avanir agrees that the same description and extent of obligations transferred should be included in form FDA-1571, Section #13 relating to the specific Drugs under investigation. SCIREX agrees to carry out diligently all transferred obligations.


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                             3.   CLINICAL SUPPLIES

     Unless otherwise specified in an Exhibit, Avanir will supply the clinical investigators with the Drugs and other clinical drug supplies as are agreed upon by SCIREX and Avanir for the timely completion of the Projects, and will direct the shipment of any such supplies to the location indicated by SCIREX, within a reasonable time after receipt of notification from SCIREX of the need for any such clinical supplies.

                             4.   STATUS REPORTING

     SCIREX will provide status reports on the Projects as agreed to in each specific Exhibit. The status reports will include, but not be limited to, data regarding the number of patients entering the Projects, as well as data regarding the number of patients that either drop out of the Projects or complete the Projects. Reports of monitoring visits will also be provided on a timely basis as specified in the Exhibits.

                          5.  CONFIDENTIAL INFORMATION

     All information received by SCIREX concerning the implementation of the Projects is considered to be confidential information to Avanir ("Avanir Confidential Information"). Avanir Confidential Information will be held in confidence by SCIREX and not disclosed to third parties; provided however, that Avanir Confidential Information shall not include, and the obligations of confidentiality and non-disclosure shall not apply to, disclosed information that:

     A.   is or becomes publicly available through no fault of SCIREX;

     B. is disclosed to SCIREX by a third party entitled to disclose such information;

     C.   is already known to SCIREX as shown by its prior written records; or

     D.   is required by law to be disclosed.

     SCIREX will only use the Avanir Confidential Information for the purpose of its obligations under this Agreement. Upon the completion or earlier termination of this Agreement, SCIREX will promptly return to Avanir all written Avanir Confidential Information, as well as all written material which incorporates any Avanir Confidential Information, other than such information that is required by government regulations to be retained by it. Notwithstanding the foregoing, SCIREX shall have the right to retain one copy of Avanir Confidential Information for the purposes of demonstrating compliance with GCPs, SOPS, Avanir written instructions, and all federal, state and local laws and regulations.


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     SCIREX will not disclose, without the prior written consent of Avanir, any
Avanir Confidential Information to any third party other than employees who have a need to know such information, hospital authorities, institutional review board members, clinical investigators, and others who must be involved the Projects.

     SCIREX will not use any Avanir Confidential Information for its own benefit or for the benefit of any third party, and will not furnish to any third party any materials which incorporate any confidential information except as otherwise provided for herein. All obligations of confidentiality and non-disclosure set forth in this Agreement will survive, without limitation, the expiration or earlier termination, for any reason, of this Agreement.

     During the term of this Agreement and thereafter (including following any termination), Avanir, for itself and its employees, agents and independent contractors, agrees to retain in confidence and not disclose to any third parties any SCIREX Confidential Information (defined below) without having first obtained SCIREX' written consent to such disclosure. During the term of this Agreement, but not thereafter (including following any termination), Avanir may have access or use SCIREX Confidential Information only in connection with the Projects; provided, however, that Avanir may not run or have or have access to SCIREX computer programs or computer code without SCIREX' permission, although SCIREX will run its computer programs as part of the services provided hereunder and as and when requested by Avanir during the term of this Agreement. "SCIREX Confidential Information" shall include but not be limited to confidential and proprietary know-how, statistical approaches, computer programs, operating procedures, formulations, methods, processes, specifications and all other intellectual property of SCIREX that SCIREX considers confidential; provided, however, that such information shall be to exceptions based on public knowledge, prior or lawfully obtained Avanir knowledge and requirements of law, rules and regulations corresponding to the exceptions set forth in A-D above.

                        6.   ACCEPTANCE OF WORK PRODUCT

     Avanir agrees to review all work products submitted by SCIREX and to advise SCIREX promptly of any errors or omissions of which Avanir becomes aware in the course of its review or thereafter. SCIREX shall, at its expense, correct all errors that it discovers or which are brought to its attention by Avanir within ninety (90) days after submission of work product to Avanir. Notwithstanding any other provision of this Agreement, SCIREX shall not be liable to Avanir, its affiliates, successors or assigns for errors in work product which are not known to SCIREX and are not brought to SCIREX attention within the above-stated notice period. SCIREX' liability within the above-stated notice period shall be limited to correction of the errors brought to its attention and shall not include consequential or special damages, including, without limitation, loss of profits. If errors or omissions are not known to SCIREX or brought to its attention within


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the above-stated notice period, the work product to which they relate shall be deemed accepted and approved by Avanir.

                               7.   COMPENSATION

     Avanir shall pay to SCIREX the investigator fees and other out-of-pocket costs and fees set forth in the Exhibits. SCIREX shall complete the transferred obligations and the Projects by the dates specified in the Exhibits except for delays caused by Avanir or others, events outside of SCIREX control, or mutual agreement between SCIREX and Avanir.

     The payment schedule for each Project will be contained in the appropriate Exhibit.

     SCIREX will submit invoices to Avanir according to the schedule described in the Exhibits. All SCIREX invoices are payable within thirty (30) days after date of invoice.

     The total cost of the Projects, individual budget components and time estimates are based on the specification and assumptions contained in the Exhibits, and subject to modification only as provided for in Section 7 hereof.

                               8.   CHANGE ORDERS

     In the event of a change in the scope of a Project, a change in the nature or timely execution of the obligations of Avanir or SCIREX, or a change in any specific Project assumptions which are contained in the Exhibits and outside SCIREX control, is identified by Avanir or SCIREX, the identifying party will notify the other party of such change. Within twenty (20) working days from the receipt by SCIREX of such a notice of changes by Avanir or sending of such a notice of change by SCIREX, SCIREX shall provide Avanir with an estimate of the modification to the timeline and costs arising from such change ("Change Order") whether such a change results in an increase or decrease to the timeline or costs. Avanir shall have fifteen (15) working days to approve the Change Order. If Avanir does not approve such Change Order and has not terminated the Project, both parties will use their best efforts to agree in writing on time and cost estimates that are mutually acceptable; provided, however, that SCIREX shall not be obligated to perform increased services due to a change as aforesaid until such agreement is reached.

     During the period over which a Change Order is being prepared and being assessed, SCIREX shall continue to work on the Project, if possible, but shall not implement the proposed modification to the project without the approval of Avanir in writing.


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                             9.   EARLY TERMINATION

     Avanir may terminate this Agreement prior to completion of the Projects at any time for any reasons upon thirty (30) days written notice to SCIREX. In the event of such termination, SCIREX shall be promptly paid in full for all work and services performed in connection with the Projects, including all investigator fees and other out-of-pocket expenses and all SCIREX fees, as of the date work on such Project is actually concluded. SCIREX shall use all reasonable efforts to conclude or transfer the Projects as expeditiously as practicable and in accordance with all applicable laws, rules and regulations. Further, SCIREX and Avanir shall cooperate with each other during such Project termination to safeguard patient safety, continuity of patient treatment and to comply with applicable laws, rules and regulations.

     In addition to the costs, expenses and fees specified in this Section 9, provided that Avanir has not terminated the Projects because of SCIREX' breach of a material obligation under this Agreement, Avanir shall pay to SCIREX to cover expected labor costs for three months following the termination. Should team members transition to other projects during this period, Avanir will not cover the costs of those team members past the transition. SCIREX shall use its best efforts to transition team members to other projects as quickly as possible. Prior to transitioning to other projects, team members are fully available to Avanir to work on any Avanir project under Avanir direction at no additional cost.

                     10.  INDEMNITY: CLINICAL INVESTIGATORS

     Clinical investigators involved in any Projects, will be indemnified by Avanir on terms mutually agreed upon by Avanir and such investigators.

                         11.  INDEMNITY: SCIREX/AVANIR

     SCIREX shall indemnify Avanir and its officers, directors, employees and agents from any loss, damage, cost or expense (including reasonable attorney's fees) (a "Loss") arising from any claim, demand, assessment, action, suit or proceeding a ("Claim") for personal injury to Project participants or personal injury to any employee of Avanir or property damage arising or occurring during the conduct of Projects to the extent of SCIREX' negligence, gross negligence or intentional misconduct as determined by a court of competent jurisdiction or in a binding settlement between the parties.

     Avanir shall indemnify SCIREX and its officers, directors, employees and agents from any Claim or Loss arising from or related to (i) personal injury to a participant in the Projects or personal injury to any employee of SCIREX directly or indirectly caused by any of the Drugs, (ii) SCIREX' performance of or involvement with the Projects or its obligations under this Agreement, (iii) this Agreement, the Projects or any aspect thereof set forth in the Exhibits that violates any applicable law, rule, regulation or ordinance,


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(iv) the Drug's harmful or otherwise unsafe effect, including without limitation, a Claim based upon Avanir's or any other person's use, consumption, sale, distribution or marketing of any substance, including the Drugs, or (v) the negligence, gross negligence or intentional misconduct of Avanir in the performance of its obligations under this Agreement or the Exhibits or any associated protocol related to the Projects; provided that if such Loss or Claim arises in whole or in part from SCIREX' gross negligence or intentional misconduct, then the amount of such Loss that Avanir shall indemnify SCIREX for pursuant to this Section I1 shall be reduced by an amount in proportion to the percentage of SCIREX' responsibilities for such Loss as determined by a court of competent jurisdiction or in a binding settlement between the parties.

     Upon receipt of notice of any Claim, which may give rise to a right of indemnity from the other party hereto, the party seeking indemnification (the "Indemnified Party") shall give written notice thereof to the other party, (the "Indemnifying Party") of such a Claim for indemnity. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its own option and expense, to assume the complete defense of such Claim.

     The Indemnifying Party shall keep the Indemnified Party informed as to the progress of its defense of any such Claim, and shall not compromise or otherwise settle any such claim or lawsuit without the Indemnified Party's prior written consent.

     The obligations of the parties under this Section I l shall survive the termination of the Projects and this Agreement. Further, a breach by the Indemnified Party of its obligations under this Agreement or any obligations contained in attached Exhibits shall not relieve the Indemnifying Party of its obligations under this Section unless such breach was solely responsible for the Loss or Claim as determined by a court of competent jurisdiction or in a binding settlement between the parties.

                          12.  LIMITATION ON LIABILITY

     Exclusion of Damages. In no event shall either party be liable to the other party or any other person or entity for any special, exemplary, indirect, incidental, consequential or punitive damages of any kind or nature whatsoever (including, without limitation, lost revenues, profits, savings or business, other than amounts due and payable to SCIREX) or loss of records or data, whether in an action based on contract, warranty, strict liability, tort (including, without limitation, negligence) or otherwise, even if such party has been informed in advance of the possibility of such damages or such damages could have been reasonably foreseen by such party; provided, however, that Losses from third party Claims shall be considered direct damages.

     Total Liability. Except for any liability of SCIREX under Section I 1 hereof, in no event shall the liability of SCIREX to Avanir arising out of or in connection with this Agreement or the Projects exceed, in the aggregate, the total fees paid by Avanir to


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SCIREX for the particular Services or deliverable with respect to which such liability relates (or in the case of any liability not related to a particular portion of the Projects, the total fees paid by Avanir to SCIREX under the applicable Exhibits). In no event shall SCIREX be liable for damages caused by third parties. SCIREX entire liability under this Agreement or arising from the Projects shall be subject to the limitations contained in this Section 12.

                               13.  FORCE MAJEURE

     No party shall be liable for a delay in performance or failure to perform this Agreement to the extent such failure to perform is caused by any reason beyond control, or by reason of any of the following: labor disturbances of any kind, accidents, failure of any governmental approval, acts of God, energy or conservation measures, failure of utilities, mechanical breakdown, material shortages, fire, explosion, war, invasion, government acts, weather or civic unrest, or disease; provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the occurrence causing delay or failure.

                            14.  PROPERTY OWNERSHIP

     All materials, documents, information and suggestions supplied to SCIREX by Avanir or prepared or developed by SCIREX pursuant to this Agreement ("Avanir Property"), except for SCIREX Property (defined below) shall be the sole and exclusive property of Avanir, and Avanir shall have the right to make whatever use it deems desirable of any such materials, documents and information. Unless otherwise required by law or by the terms of this Agreement, all Avanir Property that SCIREX has in its possession shall be maintained by SCIREX for a period of not less than three (3) years from the date or receipt thereof. After three (3) years, SCIREX may dispose of Avanir Property in accordance with Avanir's instructions. If Avanir fails to give said instructions, SCIREX shall so notify Avanir; and if said instructions are still not forthcoming within thirty (30) days of said notification, then SCIREX may destroy Avanir Property as it determines.

     Avanir acknowledges that SCIREX possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by SCIREX and which relate to its business operations, and do not rely on Avanir's property (collectively, "SCIREX Property"). Avanir and SCIREX agree that any SCIREX Property thereto that is used, improved, modified, developed, or generated by SCIREX under or during the term of this Agreement is the sole and exclusive property of SCIREX. Avanir shall treat SCIREX Property as confidential in accordance with the same terms and conditions SCIREX is obligated to treat Avanir's Confidential Information under Article 5 of this Agreement.


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                               15.  PATENT RIGHTS

     Except for SCIREX Property, SCIREX will disclose promptly to Avanir or its nominee any and all inventions, discoveries and improvements conceived or made by SCIREX while providing such services to Avanir pursuant to the Agreement and relating to such services, and agrees to assign all its interest therein to Avanir or its nominee whenever requested to do so by Avanir. SCIREX will execute any and all applications, assignments, or other instruments and give testimony that Avanir deems necessary to apply for and obtain Letters of Patent of the United States or of any foreign country or to otherwise protect Avanir's interests therein, and Avanir shall compensate SCIREX for the time devoted to said activities and reimburse it for expenses incurred. These obligations shall continue beyond the termination of this Agreement with respect to inventions, discoveries and improvements conceived or made by SCIREX, except SCIREX Property while providing services to Avanir pursuant to this Agreement, and shall be binding upon SCIREX' assignees, administrators and other legal representatives.

                               16.  MODIFICATIONS

     No changes may be made in this Agreement except by written agreement of both parties. It is anticipated that this Agreement will be modified from time-to-time by the mutually agreed to addition of specific Exhibits and associated Change Orders.

                                 17.  ENTIRETY

     This Agreement, together with attached Exhibits and modifications which may be added to this Agreement from time to time, is the entire and complete understanding between the parties in regard to the covered subject matter. With respect to the attached Exhibits, this document replaces, supersedes and renders void any and all predecessor agreements between the parties whether written or oral.

                          18.  INDEPENDENT CONTRACTOR

     SCIREX' relationship with Avanir under this Agreement shall be that of an independent contractor, and nothing in this Agreement or the arrangements for which it is made shall constitute SCIREX, or anyone furnished or used by SCIREX in the performance of the services contemplated by this Agreement, as an employee, joint venturer, partner, or servant of Avanir. All matters of compensation, benefits and other terns of employment for any employee, agent, contractor or other personnel used by SCIREX shall be solely a matter between SCIREX and such individuals or entity.


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                              19.  CONTACT PERSONS

If to SCIREX:
     SCIREX Corporation
     Attn: David Murcar
     Director, Contract
     Development 755 Business Center Drive
     Horsham, PA 19044
     Phone: 215/907-0048, ext. 1055
     Fax: 215/907-0068

If to Avanir Pharmaceuticals
     Avanir Pharmaceuticals
     Attn: James E. Berg
     Vice President Clinical & Regulatory Affairs
     11388 Sorrento Valley Road, Suite 200
     San Diego, CA 92121 Phone: (858) 622-5206 Fax: (858) 658-7448

                                  20.  NOTICES

     Any notices which either party may be required or shall desire to give hereunder shall be deemed to be duly given when delivered personally or mailed by certified or registered mail, postage prepaid, to the party to whom notice is to be given at the address first given above or such other address or addresses of which such party shall have given written notice.

                               21.  SEVERABILITY

     If any provisions hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions of this Agreement shall not be affected thereby.

                               22.  GOVERNING LAW

     This Agreement is a Pennsylvania contract. It shall be governed and construed and interpreted in accordance with the laws of Pennsylvania without regard to choice of law principals.

                                  23.  WAIVER

     The waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any other provision thereof.


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                      24.  ATTORNEYS' AND COLLECTION FEES

     Should any of the fees pursuant to Section 7 be collected at law or in equity, bankruptcy or other court proceedings, or through binding arbitration, Avanir agrees to pay, in addition to the fees due, all costs of collection including, but not limited to, reasonable attorneys' fees and expenses incurred by SCIREX in collecting.

                          25.  EMPLOYMENT SOLICITATION

     During the term of this Agreement and for a one year period thereafter, Avanir and SCIREX shall not hire, solicit for hire, or otherwise engage any employee of SCIREX or Avanir for employment (or the provisions of services under contract) with Avanir or SCIREX, not any person that was employed by SCIREX or Avanir at any time during the one year period preceding such hiring, solicitation, or recruitment.

                                 26.  CAPTIONS

     Any caption used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

     SCIREX Corporation                      Avanir Pharmaceuticals
     BY:    /s/ Dave Murcar                  BY:     James E. Berg
     TITLE: Director, Contract Dev.          TITLE:  VP Clinical & Regulatory
     DATE:  22 March 2005                    DATE:   March 16, 2005


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